Exhibit 99.2

FOR IMMEDIATE RELEASE January 27, 2020

sorrento to present late breaking positive clinical trial data FOR resiniferatoxin at two prestigious upcoming pain conferences

•	Phase 1b2 OA Knee Pain study completed enrollment of 93 patients, with no dose limiting toxicities observed and significant efficacy signal confirmed in expansion cohorts. The program is expected to move to Phase III pivotal studies in 2Q 2020.

•	Phase 1b Cancer Pain completed enrollment of initial cohorts (14 patients) with no dose limiting toxicities observed and efficacy signal confirmed. One expansion cohort (3 to 6 additional patients) was added to allow for better determination of the dosing regimen. The program is expected to move to a registrational study in 2H 2020.

•	Submissions for presentation of the positive clinical data from both trials were accepted as late breaking communications at the American Association of Pain Management (AAPM) to be held in March 2020 and Osteoarthritis Research Society meeting (OARSI) to be held in May 2020.

SAN DIEGO, January 27th, 2020 /GlobeNewswire/ -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, "Sorrento"), announced the positive results of multiple resiniferatoxin (RTX) pre-pivotal (phase 1b/2) clinical studies, which will be presented at two upcoming prestigious pain conferences.

Registrational studies are expected to commence as early as 2Q 2020 (for osteoarthritis pain) and 2H 2020 (for intractable advanced stage cancer pain).

RTX OA Pre-Pivotal Program

Sorrento has completed enrolling all the patients in the “Phase 1b double-blind study to assess the safety, tolerability and preliminary efficacy of intra-articular administration of resiniferatoxin versus placebo for the treatment of pain due to moderate to severe osteoarthritis of the knee”.

The study enrolled the last of 93 patients in early January 2020. A final read out on the primary efficacy parameters is expected in March 2020 (D84 for last patient enrolled).

No dose limiting toxicities have been observed at any of the doses administered. Statistically significant improvements in pain were established for both doses considered in expansion cohorts (12.5 ug and 25ug), with the early time points assessed confirming the selection of the 12.5ug as the most likely dose for the upcoming pivotal studies.

Sorrento has requested a pre-pivotal meeting with the FDA to discuss the next steps prior to initiating registrational studies. Pending the outcome of the meeting, Sorrento is planning to commence pivotal studies as soon as the second quarter 2020 with a target to complete all the necessary registrational studies, including long-term patient follow-up, by mid 2022 or earlier.

An abstract has been accepted and clinical data for the RTX osteoarthritis pain trial will be presented at the upcoming Osteoarthritis Research Society meeting (OARSI) in May 2020.

RTX Cancer Pain Pre-Registrational Program

Sorrento has also completed enrolling the initial cohorts in the “A Multicenter, Open-Label, Phase 1b Study to Assess the Safety and Define the Maximally Tolerated Dose of Epidural Resiniferatoxin Injection for the Treatment of Intractable Pain Associated with Cancer”.

Fourteen (14) patients were dosed in the initial phase of the study, following a dose escalation plan from 0.5ug to 15ug epidural administration. The initial study completed with no dose limiting toxicities and with marked reduction in pain for two out of three of the cancer patients treated at the highest protocol dose (15 ug).

The study was expanded to one additional dose group (25 ug) and is expected to recruit up to 6 additional patients by Q2 2020.

The initial results from the phase 1b study confirmed the potential of RTX for the management of cancer pain and a minimal effective dose has been identified. An optimal dose is being confirmed in the last dosing cohort, which is currently under way.

Sorrento will be submitting the clinical data at the completion of the study and expects to ask the FDA to discuss the requirements for an upcoming registrational study. Given the orphan designation for RTX in end-stage disease pain, including cancer, Sorrento expects to commence the registrational study as soon as the second half of 2020 with a target to complete all the necessary work for an NDA filing by the end of 2021 or earlier.

A late breaking scientific abstract has been accepted and clinical data for the RTX cancer pain phase 1 clinical study will be presented at the upcoming American Academy of Pain Medicine in March 2020.

“Given these initial results and the feedback from our investigators, we have started the process of planning our OA Knee pain and cancer pain pivotal studies to be initiated as soon as we are cleared to proceed by FDA,” stated Dr Alexis Nahama, Head of the RTX Business Unit for Sorrento. “We believe this product candidate has the potential to rival the best selling pain drugs on the market, and the potential to make Sorrento an industry leader in pain management. We look forward to discussing our clinical data in upcoming scientific conferences as we continue our fast-paced development programs“.

Page | 2

About Resiniferatoxin (RTX)

A thousand times “hotter” than pure capsaicin (16 Billion Scoville units versus 16M), and with a high affinity for afferent pain nerves, resiniferatoxin binds to TRPV1 receptors and selectively ablates the nerve endings responsible for pain signals experienced by patients1. Delivered peripherally (into the joint space) the transient nerve ending ablation effect can have profound clinical benefits lasting for months to years (as shown in canine studies2).

About the RTX OA Knee Pain Clinical Study

PTVA-OA-001 is a multicenter, placebo-controlled phase 1b study (being expanded into a phase 2 study) to assess the safety and define the maximally tolerated dose of resiniferatoxin administered in the knee joint for the reduction of moderate to severe pain signal intensity associated with osteoarthritis. The study is a dose-escalation protocol in which cohorts of patients will receive increasing doses of resiniferatoxin until the maximum tolerated dose (MTD) is achieved. The primary objective of the study is to evaluate the safety of resiniferatoxin and identify the recommended phase 2 dose. The secondary objective is to assess the preliminary efficacy of resiniferatoxin measured by assessing changes in the intensity of pain using the WOMAC Index, a widely used proprietary validated pain questionnaire.

More information on this trial can be found at www.clinicaltrials.gov (NCT03542838).

About the RTX Cancer Pain Clinical Study

RTX-001 is a multicenter, open label, phase 1b study to assess the safety and define the maximally tolerated dose of resiniferatoxin administered epidurally for the reduction of intractable pain signal intensity associated with cancer. The primary objective of the RTX-001 study is to evaluate the safety of resiniferatoxin and identify the recommended phase 2 dose. The secondary objective is to assess the preliminary efficacy of resiniferatoxin, measured by assessing changes in the intensity of pain using the Numeric Pain Rating Scale (NPRS) score.  The first portion of the study is a dose-escalation phase in which cohorts of patients will receive ascending doses of resiniferatoxin to determine the safety, and the second portion of the study is an expansion phase where patient cohorts will receive resiniferatoxin at the preliminary phase 2 dose to further evaluate the safety and clinical activity.

More information on this trial can be found at www.clinicaltrials.gov (NCT03226574).

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Seprehvir®”).

1 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC398431/

2 Ark Animal Health Internal Data.

Page | 3

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. Resiniferatoxin is completing a phase IB trial in terminal cancer patients and a phase 1B trial in osteoarthritis patients. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the expected timing for completion of ongoing studies for RTX and data read-outs related thereto; the expected timing for commencing and completing registrational studies, and for submitting any NDA applications, for RTX; the likely doses for any upcoming pivotal studies of RTX; any potential market for RTX and Sorrento’s potential position in the pain industry. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's and its subsidiaries', affiliates’ and partners’ technologies and prospects, including, but not limited to, RTX; risks related to seeking regulatory approvals and conducting and results of clinical trials, including, but not limited to, the PTVA-OA-001 study or trial and any prior RTX studies in animals; the clinical and commercial success of RTX; the viability and success of using RTX for treatments in certain therapeutic areas, including osteoarthritis (OA); clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks related to seeking regulatory approvals and conducting clinical trials; risks of supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist the company in the execution of its strategies; risks related to Sorrento’s debt obligations and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

# # #

Page | 4

Media and Investor Relations

Contact: Alexis Nahama, DVM (Head of RTX Business Unit, SVP Corporate Development)

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

# # #

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

ZTlido® and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2020 Sorrento Therapeutics, Inc. All Rights Reserved.

Page | 5